                                                                    EXHIBIT 99.3

                            AGREEMENT BY AND BETWEEN
                         FIRST NATIONAL BANK OF GAYLORD
                                GAYLORD, MICHIGAN
                                       AND
                  THE OFFICE OF THE COMPTROLLER OF THE CURRENCY


         The First National Bank of Gaylord, Gaylord, Michigan (Bank) and the Comptroller of the Currency of the United States of America (Comptroller) wish to protect the interests of the depositors, other customers, and shareholders of the Bank, and, toward that end, wish the Bank to operate safely and soundly and in accordance with all applicable laws, rules and regulations.
         The Comptroller, through his National Bank Examiner, has examined the Bank, and his findings are contained in the Report of Examination, dated January 13, 2003 (ROE).
         In consideration of the above premises, it is agreed, between the Bank, by and through its duly elected and acting Board of Directors (Board), and the Comptroller, through his authorized representative, that the Bank shall operate at all times in compliance with the articles of this Agreement.

                                    ARTICLE I
         (1) This Agreement shall be construed to be a "written agreement entered into with the agency" within the meaning of 12 U.S.C.
Section 1818(b)(1).
         (2) This Agreement shall be construed to be a "written agreement between such depository institution and such agency" within the meaning of 12 U.S.C. Section 1818(e)(1) and 12 U.S.C. Section 1818(i)(2).



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         (3) This Agreement shall be construed to be a "formal written agreement" within the meaning of 12 C.F.R. Section 5.51(c)(6)(ii). See 12 U.S.C. Section 1831i.
         (4) This Agreement shall be construed to be a "written agreement" within the meaning of 12 U.S.C. Section 1818(u)(1)(A).
         (5) All reports or plans which the Bank or Board has agreed to submit to the Assistant Deputy Comptroller pursuant to this Agreement shall be forwarded to the:

         Kenneth I. Myers
         Assistant Deputy Comptroller
         Detroit Field Office
         Omni OfficeCentre, Suite 411
         26877 Northwestern Highway,
         Southfield, MI 48034-2141

                                   ARTICLE II

                              COMPLIANCE COMMITTEE

         (1) Within thirty (30) days, the Board shall appoint a Compliance Committee of at least three (3) directors, of which no more than one (1) shall be an employee of the Bank or any of its affiliates (as the term "affiliate" is defined in 12 U.S.C. 371c(b)(1)), or a family member of any such person. The Compliance Committee shall be responsible for monitoring and coordinating the Bank's adherence to the provisions of this Agreement.
         (2) Within sixty (60) days of the appointment of the Committee and quarterly thereafter, the Compliance Committee shall submit a written progress report to the Board setting forth in detail:

                  (a) actions taken to comply with each Article of this
                      Agreement; and
                  (b) the results of those actions.


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         (3) The Board shall forward a copy of the Compliance Committee's report, with any additional comments by the Board, to the Assistant Deputy Comptroller.
                                   ARTICLE III

                              CREDIT ADMINISTRATION

         (1) The Board shall, within ninety (90) days, develop, implement, and thereafter ensure Bank adherence to a written plan to improve the Bank's credit administration program. The plan shall include, but not be limited to:

                  (a) procedures to ensure satisfactory and perfected collateral documentation;
                  (b) procedures to ensure that extensions of credit are
                      granted, by renewal or otherwise, to any borrower only after obtaining and analyzing current and satisfactory credit information;
                  (c) underwriting standards and parameters (including, but not limited to, minimally acceptable cash flow coverage ratios, debt to worth ratios, and consumer credit scores);
                  (d) limits on the ratio of loan amount to appraised value or acquisition costs of collateral securing the loan;
                  (e) loan approval requirements and procedures to ensure
                      conformance with such requirements;
                  (f) guidelines consistent with Banking Circular 255, setting forth the criteria under which renewals of extensions of credit may be approved. At a minimum the plan shall:
                           (i) ensure that renewals are not made for the sole purpose of reducing



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                                 the volume of loan delinquencies; and
                           (ii) provide guidelines and limitations on the capitalization of interest;

                  (g) procedures to ensure conformance with Call Report
                      instructions, including the proper recognition and reporting of nonaccrual loans;
                  (h) procedures to ensure the accuracy of internal management information systems that provide for early problem loan identification and the timely and accurate identification and rating of loans and leases;
                  (i) measures to correct the deficiencies in the Bank's lending procedures noted in any ROE;
                  (j) a system to track and analyze exceptions to the loan
                      policy and the credit administration procedures, standards, and limits established pursuant to this Article;
                  (k) a performance appraisal process, including performance appraisals, job descriptions, and incentive programs for loan officers, which adequately consider their performance relative to policy compliance, documentation standards, accuracy in credit grading, and other loan administration matters.

         (2) Upon completion, a copy of the plan shall be forwarded to the Assistant Deputy Comptroller for Comptroller for prior determination of no supervisory objection.
         (3) The Board shall ensure that the Bank has processes, personnel, and control systems to ensure implementation of and adherence to the plan and systems developed pursuant to this Article.


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


                                   ARTICLE IV

                                CRITICIZED ASSETS

         (1) The Bank shall take immediate and continuing action to protect its interest in those assets criticized in the ROE, in any subsequent Report of Examination, by internal or external loan review, or in any list provided to management by the National Bank Examiners during any examination.
         (2) Within thirty (30) days, the Board shall adopt, implement, and thereafter ensure Bank adherence to a written program designed to eliminate the basis of criticism of assets criticized in the ROE, in any subsequent Report of Examination, or by any internal or external loan review, or in any list provided to management by the National Bank Examiners during any examination as "doubtful," "substandard," or "special mention." This program shall include, at a minimum:

                  (a) an identification of the expected sources of repayment;
                  (b) the appraised value of supporting collateral and the
                      position of the Bank's lien on such collateral where applicable;
                  (c) an analysis of current and satisfactory credit
                      information, including cash flow analysis where loans are to be repaid from operations; and
                  (d) the proposed action to eliminate the basis of criticism and the time frame for its accomplishment.

         (3) Upon adoption, a copy of the program for all criticized assets equal to or exceeding one hundred thousand dollars ($100,000) shall be forwarded to the Assistant Deputy Comptroller for review.


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         (4) The Board shall ensure that the Bank has processes, personnel, and control systems to ensure implementation of and adherence to the program developed pursuant to this Article.
         (5) The Board, or a designated committee, shall conduct a review, on at least a quarterly basis, to determine:

                  (a) the status of each criticized asset or criticized portion thereof that equals or exceeds one hundred thousand dollars ($100,000);
                  (b) management's adherence to the program adopted pursuant to this Article;
                  (c) the status and effectiveness of the written program; and
                  (d) the need to revise the program or take alternative action.

         (6) A copy of each review shall be forwarded to the Assistant Deputy Comptroller on a quarterly basis.

                                    ARTICLE V

                      BOARD TO ENSURE COMPETENT MANAGEMENT

         (1) The Board shall ensure that the Bank has competent management in place on a full-time basis in its Chief Executive Officer; President; Senior Loan Officer; and Chief Financial Officer positions to carry out the Board's policies, ensure compliance with this Agreement, applicable laws, rules and regulations, and manage the day-to-day operations of the Bank in a safe and sound manner.
         (2) Within ninety (90) days, the Board shall review the capabilities of the Bank's management to perform present and anticipated duties and the Board will determine whether management changes should be made, including the need for additions to or deletions from


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current management.
         (3) For incumbent officers in the positions mentioned in Paragraph (1) of this Article, the Board shall within ninety (90) days assess each of these officers' experience, other qualifications and performance compared to the position's description, duties and responsibilities.
         (4) If the Board determines that an officer will continue in his/her position but that the officer's depth of skills needs improvement, the Board will within one hundred and twenty (120) days develop and implement a written program, with specific time frames, to improve the officer's supervision and management of the Bank. At a minimum the written program shall include:

                  (a) an education program designed to ensure that the officer has skills and abilities necessary to supervise effectively;
                  (b) a program to improve the effectiveness of the officer;
                  (c) objectives by which the officer's effectiveness will be measured; and
                  (d) a performance appraisal program for evaluating performance according to the position's description and responsibilities and for measuring performance against the Bank's goals and objectives.

         Upon completion, a copy of the written program shall be submitted to the Assistant Deputy Comptroller for review.
         (5) The Board shall establish measurable goals for its management team in the areas of asset quality, capital, earnings, liquidity and interest rate risk from which actual performance can be assessed.


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                                   ARTICLE VI

                                 INTERNAL AUDIT

         (1) Within sixty (60) days, the Board shall adopt, implement, and thereafter ensure Bank adherence to an independent, internal audit program sufficient to:

                  (a) detect irregularities in the Bank's operations;
                  (b) determine the Bank's level of compliance with all
                      applicable laws, rules and regulations;
                  (c) evaluate the Bank's adherence to established policies and procedures, with particular emphasis directed to the Bank's adherence to its loan policies concerning underwriting standards and problem loan identification and classification;

         (2) As part of this audit program, the Board shall evaluate the audit reports of any party providing services to the Bank, and shall assess the impact on the Bank of any audit deficiencies cited in such reports.
         (3) The Board shall ensure that the Bank has processes, personnel, and control systems to ensure implementation of and adherence to the program developed pursuant to this Article.
         (4) The Board shall ensure that the audit function is supported by an adequately staffed department or outside firm, with respect to both the experience level and number of the individuals employed.
         (5) The Board shall ensure that the audit program is independent. The persons responsible for implementing the internal audit program described above shall report directly to


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the Board, which shall have the sole power to direct their activities. All reports prepared by the audit staff shall be filed directly with the Board and not through any intervening party.
         (6) All audit reports shall be in writing. The Board shall ensure that immediate actions are undertaken to remedy deficiencies cited in audit reports, and that auditors maintain a written record describing those actions.
         (7) The audit staff shall have access to any records necessary for the proper conduct of its activities. National bank examiners shall have access to all reports and work papers of the audit staff and any other parties working on its behalf.
         (8) Upon adoption, a copy of the internal audit program shall be promptly submitted to the Assistant Deputy Comptroller for review.

                                   ARTICLE VII

                         MANAGEMENT INFORMATION SYSTEMS

         (1) Within ninety (90) days, the Board shall establish a management information system (MIS) program designed to provide the Board with adequate, accurate, and timely information about the Bank's operations and activities. The Board's MIS program shall be consistent with the guidance set forth in the OCC booklet Red Flags in Board Reports: A Guide for Directors, dated September 2000, and shall require that the Board receive and evaluate timely and accurate information sufficient to:

                  (a) ensure that the bank operates in a safe and sound manner;
                  (b) ensure that risks to the Bank are properly controlled;
                  (c) determine management's compliance with Board-established policies, procedures, and risk parameters (including addressing comments on pages

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                      7 and 10 of the Report of Examination dated January 13,
                      2003);
                  (d) identify ratios or trends that may signal existing or
                      potential problems.

         (2) The Board shall ensure that the Bank has processes, personnel, and control systems to ensure implementation of and adherence to the MIS program developed pursuant to this Article.
         (3) The Board shall submit a copy of the program to the Assistant Deputy Comptroller for review.

                                  ARTICLE VIII

                                 STRATEGIC PLAN

         (1) Within ninety (90) days, the Board shall adopt, implement, and thereafter ensure Bank adherence to a written strategic plan for the Bank covering at least a three-year period. The strategic plan shall establish objectives for the Bank's overall risk profile, earnings performance, growth, balance sheet mix, off-balance sheet activities, liability structure, capital adequacy, and a reduction in the volume of nonperforming assets, together with strategies to achieve those objectives and, at a minimum, include:

                  (a) the development of strategic goals and objectives to be accomplished over the short and long term;
                  (b) an action plan to improve bank earnings and accomplish identified strategic goals and objectives, including specific time frames;
                  (c) a financial forecast to include projections for major
                      balance sheet and income statement accounts and desired financial ratios over the period


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
                      covered by the strategic plan;
                  (d) a strategy to ensure that from September 30, 2003
                      through December 31, 2004 the Bank's average total loans during any calendar quarter, as reported on Line 6.a. of Schedule RC-K of the Consolidated Reports of Condition and Income, do not exceed the Bank's average total loans during the preceding calendar quarter by more than one and one half percent (1.5%);
                  (e) the prohibition of any new products or services without a prior written analysis of the risks and benefits of the product or service to the bank by the Board and the prior determination of no supervisory objection of the Assistant Deputy Comptroller;
                  (f) specific plans to establish responsibilities and
                      accountability for the strategic planning process, and;
                  (g) systems to monitor the Bank's progress in meeting the
                      plan's goals and objectives.

         (2) Upon adoption, a copy of the plan shall be forwarded to the Assistant Deputy Comptroller for review and prior determination of no supervisory objection.

                                   ARTICLE IX

                        CAPITAL PLAN AND HIGHER MINIMUMS

         (1) The Bank shall achieve by December 31, 2003 and thereafter maintain the following capital levels (as defined in 12 C.F.R. Part 3):


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

                  (a) Tier 1 capital at least equal to ten percent (10%) of
                      risk-weighted assets;

                  (b) Tier 1 capital at least equal to seven and one-half
                      percent (7.5%) of adjusted total assets.

         (2) The requirement in this Agreement to meet and maintain a specific capital level means that the Bank may not be deemed to be "well capitalized" for purposes of 12 U.S.C. Section 1831o and 12 C.F.R. Part 6 pursuant to 12 C.F.R.
Section 6.4(b)(1)(iv).
         (3) Within thirty (30) days, the Board shall develop, implement, and thereafter ensure Bank adherence to a three-year capital program, consistent with the goals and objectives outlined in your strategic plan. The program shall include:

                  (a) specific plans for the maintenance of adequate capital that may in no event be less than the requirements of paragraph (1) of this Article;
                  (b) projections for growth, subject to the limitations in
                      subparagraph (1)(d) of Article VIII, and capital requirements based upon a detailed analysis of the Bank's assets, liabilities, earnings, fixed assets, and off-balance sheet activities;
                  (c) projections of the sources and timing of additional
                      capital to meet the Bank's current and future needs;
                  (d) the primary source(s) from which the Bank will strengthen its capital structure to meet the Bank's needs;
                  (e) contingency plans that identify alternative methods should the primary source(s) under (d) above not be available;
                      and
                  (f) a dividend policy that permits the declaration of a
                      dividend only when the


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

                      Bank:

                           (i) is in compliance with its approved capital program;
                           (ii) when the Bank is incompliance with 12 U.S.C. Sections 56 and 60; and
                           (iii) with the prior written determination of no
                                 supervisory objection by the Assistant Deputy Comptroller.

         (4) Upon completion, a copy of the plan shall be forwarded to the Assistant Deputy Comptroller for Comptroller for prior determination of no supervisory objection. Upon notification by the Assistant Deputy Comptroller of no supervisory objection to the capital program, the Board shall implement and adhere to the capital program. The Board shall review and update the Bank's capital program on an annual basis, or more frequently if necessary. Copies of the reviews and updates shall be submitted to the Assistant Deputy Comptroller for review.
                                    ARTICLE X

                             ASSET/LIABILITY POLICY

         (1) Within thirty (30) days, the Board shall immediately begin to adhere to the bank's written asset/liability policy, which at a minimum requires;
                  (a) testing alternative liquidity scenarios; and
                  (b) forecasting loan funding.

         (2) Your liquidity assessment should include the nature, extent, and purpose of the Bank's use of brokered deposits consistent with the Bank's overall funds management strategies and periodic review of the Bank's adherence to the policy.


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

         (3) The Board shall ensure that the Bank has processes, personnel, and control systems to ensure implementation of and adherence to the policy developed pursuant to this Article.

                                   ARTICLE XI

                               INTEREST RATE RISK

         (1) Within ninety (90) days, the Board shall adopt, implement, and thereafter ensure Bank adherence to a written program to improve the Bank's interest rate risk management. The program shall, at a minimum, address:

                  (a) the establishment of adequate management reports on which to base sound interest rate risk management decisions;
                  (b) establishment and guidance of the Bank's strategic
                      direction and tolerance for interest rate risk;
                  (c) implementation of effective tools to measure and monitor the Bank's performance and overall interest rate risk profile;
                  (d) the identification of embedded options in the Bank's
                      assets and liabilities, and the proper recognition of those options in measuring and monitoring interest rate risk;
                  (e) employment of competent personnel to manage interest rate risk;
                  (f) prudent limits on the nature and amount of interest rate risk that can be taken; and
                  (g) periodic review of the Bank's adherence to the program.

         (2) The Board shall ensure that the Bank has processes, personnel, and control

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

systems to ensure implementation of and adherence to the program developed pursuant to this Article.

         (3) Upon adoption, a copy of the written program shall be forwarded to the Assistant Deputy Comptroller for review.

                                  ARTICLE XII

                                VIOLATIONS OF LAW

         (1) The Board shall immediately take all necessary steps to ensure that Bank management corrects each violation of law, rule or regulation cited in the ROE and in any subsequent Report of Examination. The quarterly progress reports required by Article II of this Agreement shall include the date and manner in which each correction has been effected during that reporting period.

         (2) Within sixty (60) days, the Board shall adopt, implement, and thereafter ensure Bank adherence to specific procedures to prevent future violations as cited in the ROE and shall adopt, implement, and ensure Bank adherence to general procedures addressing compliance management which incorporate internal control systems and education of employees regarding laws, rules and regulations applicable to their areas of responsibility.

         (3) Within sixty (60) days of receipt of any subsequent Report of Examination which cites violations of law, rule, or regulation, the Board shall adopt, implement, and thereafter ensure Bank adherence to specific procedures to prevent future violations as cited in the ROE and shall adopt, implement, and ensure Bank adherence to general procedures addressing compliance management which incorporate internal control systems and education of employees regarding laws, rules and regulations applicable to their areas of responsibility.


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
         (4) Upon adoption, a copy of these procedures shall be promptly forwarded to the Assistant Deputy Comptroller for review.
         (5) The Board shall ensure that the Bank has policies, processes, personnel, and control systems to ensure implementation of and adherence to the procedures developed pursuant to this Article.

                                  ARTICLE XIII

                                     CLOSING

         (1) Although the Board has agreed to submit certain programs and reports to the Assistant Deputy Comptroller for review or approval, the Board has the ultimate responsibility for proper and sound management of the Bank.
         (2) It is expressly and clearly understood that if, at any time, the Comptroller deems it appropriate in fulfilling the responsibilities placed upon him by the several laws of the United States of America to undertake any action affecting the Bank, nothing in this Agreement shall in any way inhibit, estop, bar, or otherwise prevent the Comptroller from so doing.
         (3) Any time limitations imposed by this Agreement shall begin to run from the effective date of this Agreement. Such time requirements may be extended in writing by the Assistant Deputy Comptroller for good cause upon written application by the Board.
         (4) The provisions of this Agreement shall be effective upon execution by the parties hereto and its provisions shall continue in full force and effect unless or until such provisions are amended in writing by mutual consent of the parties to the Agreement or excepted, waived, or terminated in writing by the Comptroller.


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

         (5) In each instance in this Agreement in which the Board is required to ensure adherence to, and undertake to perform certain obligations of the Bank, it is intended to mean that the Board shall:

                  (a) authorize and adopt such actions on behalf of the Bank as may be necessary for the Bank to perform its obligations and undertakings under the terms of this Agreement;
                  (b) require the timely reporting by Bank management of such actions directed by the Board to be taken under the terms of this Agreement;
                  (c) follow-up on any non-compliance with such actions in a timely and appropriate manner; and
                  (d) require corrective action be taken in a timely manner of any non-compliance with such actions.

         (6) This Agreement is intended to be, and shall be construed to be, a supervisory "written agreement entered into with the agency" as contemplated by 12 U.S.C. Section 1818(b)(1), and expressly does not form, and may not be construed to form, a contract binding on the OCC or the United States. Notwithstanding the absence of mutuality of obligation, or of consideration, or of a contract, the OCC may enforce any of the commitments or obligations herein undertaken by the Bank under its supervisory powers, including 12 U.S.C. Section 1818(b)(1), and not as a matter of contract law. The Bank expressly acknowledges that neither the Bank nor the OCC has any intention to enter into a contract. The Bank also expressly acknowledges that no OCC officer or employee has statutory or other authority to bind the United States, the U.S. Treasury Department, the OCC, or any other federal bank regulatory agency or entity, or any officer or employee of any of those entities to a contract affecting the OCC's exercise of its supervisory responsibilities. The terms of this Agreement, including this paragraph, are not subject to amendment or modification by any extraneous expression, prior agreements or arrangements, or negotiations between the parties, whether oral or written.

         IN TESTIMONY WHEREOF, the undersigned, authorized by the Comptroller, has hereunto set his/her hand on behalf of the Comptroller.


         /s/ Kenneth I. Myers                               7/10/2003
------------------------------------                        --------------------
Kenneth I. Myers                                            Date
Assistant Deputy Comptroller
Detroit Field Office

         IN TESTIMONY WHEREOF, the undersigned, as the duly elected and acting Board of Directors of the Bank, have hereunto set their hands on behalf of the Bank.


/s/ Fred T. Burns                   7/10/2003
--------------------------------------------------------                        --------------------
Fred T. Burns                       Date


/s/ Timothy W. Freeman              7/10/2003
--------------------------------------------------------                        --------------------
Timothy W. Freeman                  Date


/s/ Keith H. Gornick                7/10/2003
--------------------------------------------------------                        --------------------
Keith H. Gornick                    Date


/s/ Larry B. Higgins                7/10/03
--------------------------------------------------------                        --------------------
Larry B. Higgins                    Date


/s/ Douglas C. Johnson              7/14/2003
--------------------------------------------------------                        --------------------
Douglas C. Johnson                  Date


/s/ William A. Kirsten              7/10/2003
--------------------------------------------------------                        --------------------
William A. Kirsten                  Date


/s/ Matthew H. Nowicki              7/10/2003
--------------------------------------------------------                        --------------------
Matthew H. Nowicki                  Date


/s/ Kellie A. Puroll                7/10/2003
--------------------------------------------------------                        --------------------
Kellie A. Puroll                    Date


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